Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2013 REVENUES OF $61.1 MILLION, PRE- TAX INCOME OF $26.4 MILLION AND DILUTED EPS FROM CONTINUING OPERATIONS OF $0.48

Third Quarter Financial and Operating Highlights*

•	Revenues of $61.1 million, up 31.7%

•	Pre-tax income of $26.4 million, up 22.7%

•	Diluted EPS from continuing operations of $0.48, up from $0.37

•	Total trading volume of $174.4 billion, up 26.6%

•	Record estimated U.S. high grade market share of 14.9%

*All comparisons versus third quarter 2012.

NEW YORK, October 23, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the third quarter ended September 2013.

“We are pleased to report a strong quarter with investor order flow driving an acceleration in market share gains. Our investments in Open Trading and CDS are beginning to show traction with an increase in all-to-all trading activity and our temporary registration by the CFTC to operate a Swap Execution Facility,” said Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess. “We are delighted to have recently made two important board appointments with Lesley Daniels Webster and Jane Chwick bringing extensive risk management and technology expertise to our independent board.”

Third Quarter Results

Total revenues for the third quarter of 2013 increased 31.7% to a $61.1 million, compared to $46.4 million for the third quarter of 2012. Pre-tax income was $26.4 million, compared to $21.5 million for the third quarter of 2012, an increase of 22.7%. Pre-tax margin was 43.2%, compared to 46.3% for the third quarter of 2012. Net income from continuing operations totaled $18.3 million, or $0.48 per share on a diluted basis, compared to $13.7 million, or $0.37 per share on a diluted basis, for the third quarter of 2012.

On September 30, 2013, the Company executed a stock purchase agreement to sell 100% of the outstanding shares of Greenline Financial Technologies, Inc. (“Greenline”), a wholly-owned subsidiary of the Company, to CameronTec Intressenter AB. The transaction closed on October 8, 2013. The aggregate purchase price was $11.0 million in cash, subject to a post-closing working capital adjustment. Greenline’s operating results have been classified as discontinued operations in the Consolidated Statement of Operations for all periods presented and, accordingly, are not included in the period to period comparisons of continuing operations.

Commission revenue for the third quarter of 2013 totaled $51.8 million on total trading volume of $174.4 billion, compared to $42.4 million in commission revenue on total trading volume of $137.8 billion for the third quarter of 2012. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to a record estimated 14.9%, compared to an estimated 12.5% for the third quarter of 2012.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased 131.5% to $9.3 million, compared to $4.0 million for the third quarter of 2012. The increase in all other revenue was principally due to information and post-trade services revenue generated by Xtrakter Limited (“Xtrakter”) totaling $5.4 million in the third quarter of 2013. The Company completed the acquisition of Xtrakter on February 28, 2013.

Total expenses for the third quarter of 2013 increased 39.5% to $34.7 million, compared to $24.9 million for the third quarter of 2012. The increase in total expenses was largely due to approximately $6.0 million of Xtrakter operating expenses incurred during the third quarter of 2013. Excluding Xtrakter operating expenses, the $3.8 million increase in total expenses from the third quarter of 2012 of approximately 15.4% was principally attributable to higher variable incentive compensation, employee recruiting fees and technology consulting costs.

The effective tax rate for the third quarter of 2013 was 30.8%, compared to 36.2% for the third quarter of 2012. The reduction in the effective tax rate was principally due to tax benefits of approximately $2.0 million or $0.05 per share on a diluted basis, associated with the domestic production activities deduction.

Employee headcount from continuing operations was 295 as of September 30, 2013 compared to 204 as of September 30, 2012. The increase is mainly due to personnel increases associated with the Xtrakter acquisition.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.13 per share of common stock outstanding, to be paid on November 21, 2013 to stockholders of record as of the close of business on November 7, 2013.

Balance Sheet Data

As of September 30, 2013, total assets were $333.3 million and included $177.4 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of September 30, 2013 was $286.6 million.

Guidance for 2013

The Company is updating its full year 2013 expense guidance to reflect the disposition of Greenline and associated discontinued operations presentation. The Company now expects full year expenses from continuing operations will be in the range $130.0 million to $133.0 million. The Company is also updating its full year tax rate guidance and now expects the 2013 effective tax rate will range from 36.0% to 37.0%.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on October 23, 2013, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 877 280 4956 (U.S.) or +1 857 244 7313 (international). The passcode for all callers is 22452683. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or +1 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 87237458. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$51,818	$42,379	$153,202	$129,971
Information and post-trade services	7,125	1,896	18,020	5,557
Technology products and services	1,561	1,125	4,279	3,554
Investment income	112	251	288	821
Other	517	752	2,502	2,360

Total revenues	61,133	46,403	178,291	142,263

Expenses
Employee compensation and benefits[1]	17,910	13,380	47,638	41,550
Depreciation and amortization[1]	3,460	1,715	10,151	4,786
Technology and communications	4,509	3,206	11,700	9,041
Professional and consulting fees	4,540	3,006	13,278	8,397
Occupancy	1,205	595	3,172	1,813
Marketing and advertising	1,195	989	3,501	3,996
General and administrative	1,926	2,011	6,370	5,500

Total expenses	34,745	24,902	95,810	75,083

Income before taxes	26,388	21,501	82,481	67,180
Provision for income taxes	8,129	7,792	29,388	26,322

Net income from continuing operations[1]	$18,259	$13,709	$53,093	$40,858
(Loss) from discontinued operations, net of income taxes	(46)	(226)	(210)	(1,253)

Net income	$18,213	$13,483	$52,883	$39,605

Per Share Data:
Basic earnings per common share
Income from continuing operations[1]	$0.49	$0.38	$1.44	$1.12
(Loss) from discontinued operations	—	(0.01)	(0.01)	(0.04)

Net income per common share	$0.49	$0.37	$1.43	$1.08

Diluted earnings per common share
Income from continuing operations[1]	$0.48	$0.37	$1.41	$1.08
(Loss) from discontinued operations	—	(0.01)	(0.01)	(0.03)

Net income per common share	$0.48	$0.36	$1.40	$1.05

Cash dividends declared per common share	$0.13	$0.11	$0.39	$0.33

Weighted-average common shares:
Basic	36,919	36,500	36,854	36,521
Diluted	37,965	37,541	37,820	37,892

[1]	Expenses for the nine months ended September 30, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income from continuing operations and diluted earnings per share by $1.0 million and $0.03, respectively, for the nine months ended September 30, 2013.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	September 30, 2013	December 31, 2012
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$119,009	$128,908
Securities available-for-sale	58,437	51,208
Accounts receivable, net	36,876	31,044
Assets from discontinued operations	6,386	—
All other assets	111,980	68,681

Total assets	$332,688	$279,841

Liabilities and Stockholders’ Equity
Liabilities from continuing operations	$42,766	$37,124
Liabilities from discontinued operations	3,302	—
Total stockholders’ equity	286,620	242,717

Total liabilities and stockholders’ equity	$332,688	$279,841

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In thousands)
	(unaudited)
Net income from continuing operations[1]	$18,259	$13,709	$53,093	$40,858

Add back:
Interest expense	3	55	13	128

Provision for income taxes	8,129	7,792	29,388	26,322

Depreciation and amortization[1]	3,460	1,715	10,151	4,786

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations [1]	$29,851	$23,271	$92,645	$72,094

[1]	Expenses for the nine months ended September 30, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income from continuing operations by $1.0 million and EBITDA by $2.9 million for the nine months ended September 30, 2013.

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	Total Trading Volume
	($ in millions)
	(unaudited)
U.S. high grade—fixed-rate	$108,177	$83,193	$317,869	$265,876
U.S. high grade—floating-rate	5,904	2,795	15,721	9,104

Total U.S. high-grade	114,081	85,988	333,590	274,980
Other credit	42,741	32,607	134,181	101,550
Liquid products	17,537	19,157	54,639	63,988

Total	$174,359	$137,752	$522,410	$440,518

	Average Daily Volume
	($ in millions)
	(unaudited)
U.S. high-grade	$1,783	$1,365	$1,774	$1,463
Other credit	666	516	713	540
Liquid products	274	304	291	340

Total	$2,723	$2,185	$2,778	$2,343

Number of U.S. Trading Days [1]	64	63	188	188
Number of U.K. Trading Days [2]	65	64	189	188

	Average Variable Transaction Fee Per Millon
	(unaudited)
U.S. high grade—fixed-rate	$200	$209	$201	$203
U.S. high grade—floating-rate	29	37	25	30
Total U.S. high-grade	192	203	193	198
Other credit	317	294	307	278
Liquid products	45	41	46	40
Total	208	202	207	193

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
**	Effective with the April 2013 volume reporting, the Company has reconstituted its volume buckets. Other credit includes high-yield, emerging markets, Eurobonds and structured products bonds. Liquid products includes US agencies and European government bonds. Please see the Investor Relations section of www.marketaxess.com for further details.